EXHIBIT 10.18

          The following executive officers have a percentage benefit multiplier under the Supplemental Executive Retirement Plan (the "Plan") of 2.4% or 2.0%, as indicated below, in lieu of the 1.6% of final average monthly remuneration benefit multiplier described in the Plan:

2.4%	2.0%

Stephen L. Gulis, Jr.	Nicholas P. Ottenwess
Blake W. Krueger	James D. Zwiers
Timothy J. O'Donovan